EXHIBIT 99.1

Emclaire Financial Corp Reports Second Quarter and Year to Date Earnings

EMLENTON, Pa., July 23, 2014 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported an increase in consolidated net income available to common stockholders of $39,000, or 4.8%, to $853,000 or $0.48 per common share for the three months ended June 30, 2014, compared to $814,000 or $0.46 per common share for the same period in 2013. Net income available to common shareholders for the six month period ended June 30, 2014 was $1.7 million, or $0.94 per common share, compared to $1.5 million, or $0.87 per diluted common share, for the same period in 2013.

The increase in earnings for both periods was driven by an increase in net interest income and a decrease in preferred stock dividends. The Corporation realized a return on average assets of 0.62% and a return on average common equity of 8.18% for the quarter ended June 30, 2014, compared to 0.71% and 7.81%, respectively, reported for the same period in 2013.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, "We are pleased with the positive earnings and balance sheet growth experienced during the first half of the year, particularly the significant increase in deposits. We opened our fifteenth full-service banking office in Cranberry Township, Pennsylvania on May 27, 2014 and currently have over $7 million in deposits at this location. We are excited about the business development opportunities that lie ahead in this new market and in the Saint Marys, Pennsylvania market in which we opened a new full-service banking office in October 2013.  Even after opening two new offices within a short time, we continue to maintain a sound capital base while providing a solid return to our shareholders and we remain positioned for future growth opportunities."

OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $39,000, or 4.8%, to $853,000 or $0.48 per common share for the three months ended June 30, 2014, compared to $814,000 or $0.46 per common share for the same period last year. The increase primarily resulted from an increase in net interest income of $251,000 and a decrease in preferred stock dividends of $100,000, partially offset by a decrease in noninterest income of $198,000 and increases in the provision for loan losses, noninterest expense and the provision for income taxes of $30,000, $74,000 and $10,000, respectively.

Net interest income increased $251,000, or 6.4%, to $4.2 million for the quarter ended June 30, 2014 from $3.9 million for the same period in 2013. The increase in net interest income resulted from a decrease in interest expense of $243,000, or 24.3%, as the Corporation's cost of funds decreased 27 basis points to 0.58% for the second quarter of 2014 from 0.85% for the same quarter in 2013. Driving this improvement was a $198,000 decrease in interest paid on deposits and a $45,000 decrease in interest paid on borrowings, the latter of which resulted primarily from the early retirement of a $5.0 million Federal Home Loan Bank (FHLB) advance during the first quarter of 2014. The Corporation improved its non-time deposit ratio to 76.5% at June 30, 2014 from 73.7% at June 30, 2013, resulting in an overall reduction in deposit costs. Despite the management of funding costs, the net interest margin decreased 4 basis points to 3.24% for the second quarter of 2014, compared to 3.28% for the same period in 2013, due to decreasing asset yields. This was due, in part, to management's decision to maintain higher levels of cash and equivalents to cover anticipated deposit fluctuations and the purchase of shorter term investment securities.

Noninterest income decreased $198,000, or 19.2%, to $833,000 for the quarter ended June 30, 2014 from $1.0 million for the same quarter in 2013. The decrease resulted from a $99,000 decrease in net gains on the sale of securities and decreases in commissions on financial services and fees and service charges of $63,000 and $34,000, respectively. During the quarter ended June 30, 2013, the Corporation realized securities gains of $99,000 related to the sale of certain mortgage-backed securities that were experiencing accelerated prepayments compared to no security gains in the 2014 quarterly period.

Noninterest expense increased $74,000, or 2.0%, to $3.7 million for the quarter ended June 30, 2014 from $3.6 million for the same period in 2013.   The increase primarily related to increases in premises and equipment expense and other noninterest expense of $77,000 and $122,000, respectively, partially offset by decreases in compensation and benefits, intangible asset amortization and FDIC expense of $100,000, $16,000 and $14,000, respectively. Noninterest expense for the second quarter of 2014 included $151,000 related to the Bank's two new full-service banking offices.

The provision for income taxes increased $10,000, or 4.9%, to $216,000 for the quarter ended June 30, 2014 from $206,000 for the same period in 2013. This increase related to an increase in the Corporation's effective tax rate to 19.7% for the second quarter of 2014 from 18.0% for the same period in 2013.

Preferred stock dividends decreased $100,000, or 80.0%, to $25,000 for the quarter ended June 30, 2014 from $125,000 for the same period in 2013. This resulted from the September 2013 redemption of $5.0 million, or 50%, of the $10.0 million in outstanding preferred shares issued to the U.S. Treasury under the Small Business Lending Fund (SBLF) program. In addition, due to an increase in the Corporation's qualified small business loan portfolio, the dividend rate on the preferred shares for the first quarter of 2014, and each quarter thereafter in 2014 and 2015, is fixed at 2% compared to a rate of 5% for the second quarter of 2013.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $123,000, or 8.0%, to $1.7 million or $0.94 per common share in for the six months ended June 30, 2014, compared to $1.5 million or $0.87 per diluted common share for the same period in the prior year. The increase primarily resulted from increases in net interest income and noninterest income of $376,000 and $311,000, respectively, and decreases in the provision for income taxes and preferred stock dividends of $6,000 and $200,000, respectively, partially offset by increases in the provision for loan losses and noninterest expense of $50,000 and $720,000, respectively.

Net interest income increased $376,000, or 4.8%, to $8.2 million for the six months ended June 30, 2014 from $7.8 million for the same period in 2013. The increase in net interest income resulted from a decrease in interest expense of $537,000, or 26.4%, as the Corporation's cost of funds decreased 28 basis points to 0.61% for the first six months of 2014 from 0.89% for the same period in 2013. Driving this improvement was a $474,000 decrease in interest paid on deposits and a $63,000 decrease in interest paid on borrowings, the latter of which resulted primarily from the early retirement of a $5.0 million FHLB advance during the first quarter of 2014. Despite the management of funding costs, the net interest margin decreased 2 basis points to 3.35% for the six months ended June 30, 2014, compared to 3.37% for the same period in 2013, due to decreasing asset yields resulting from the higher levels of cash and equivalents maintained and the purchase of shorter term securities.

Noninterest income increased $311,000, or 15.9%, to $2.3 million for the six months ended June 30, 2014 from $2.0 million for the same period in 2013. The increase resulted from a $474,000 increase in net gains on the sale of securities. During the six months ended June 30, 2014, the Corporation realized securities gains of $658,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million FHLB long term advance and the associated securities gains were used to offset the impact of prepayment penalties associated with the early retirement of the advance. During the six months ended June 30, 2013, the Corporation realized securities gains of $184,000 related to the sale of certain mortgage-backed securities that were experiencing accelerated prepayments. Partially offsetting this increase in noninterest income were decreases in commissions on financial services and fees and service charges of $117,000 and $55,000, respectively.

Noninterest expense increased $720,000, or 10.0%, to $7.9 million for the six months ended June 30, 2014 from $7.2 million for the same period in 2013.   The increase primarily related to increases in other noninterest expense of $720,000, $550,000 of which was attributed to a prepayment penalty assessed on the aforementioned early retirement of debt, and premises and equipment expense of $135,000, primarily related to expenses for the two new full-service banking offices. These increases were partially offset by decreases in compensation and benefits, intangible asset amortization and FDIC expense of $63,000, $31,000 and $32,000, respectively. Noninterest expense for the first half of 2014 included $232,000 related to the Bank's two new full-service banking offices. Absent the prepayment penalty, noninterest expense would have increased 2.3% for the six months ended June 30, 2014 compared to the same period last year.

Preferred stock dividends decreased $200,000, or 80.0%, to $50,000 for the six months ended June 30, 2014 from $250,000 for the same period in 2013 due to the aforementioned partial redemption and rate reduction.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $57.9 million, or 11.0%, to $583.7 million at June 30, 2014 from $525.8 million at December 31, 2013. Asset growth was driven by increases in cash and equivalents, securities and loans receivable of $20.8 million, $29.2 million and $8.0 million, respectively, which was funded by an $82.4 million increase in customer deposits. This deposit increase also funded a $27.0 million decrease in borrowed funds, which included a $22.0 million reduction in FHLB short-term advances and the aforementioned $5.0 million repayment of an FHLB long term advance.

Total nonperforming assets were $7.7 million, or 1.32% of total assets, at June 30, 2014 compared to $5.3 million, or 1.01% of total assets, at December 31, 2013. This $2.4 million, or 45.1%, increase in nonperforming assets was primarily due to two commercial relationships being placed on nonaccrual status during the first six months of 2014.

Stockholders' equity increased $2.4 million, or 5.3%, to $47.5 million at June 30, 2014 from $45.1 million at December 31, 2013. This resulted from an $891,000 increase in retained earnings and a $1.4 million increase in accumulated comprehensive income as unrealized gains on the Corporation's securities portfolio increased following recent fluctuations in market interest rates.  The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 8.1% of total assets. Tangible book value per common share was $21.43 at June 30, 2014, compared to $20.04 at December 31, 2013.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 15 full service banking offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Six month period
	ended June 30,		ended June 30,
	2014	2013	2014	2013

Interest income	$ 4,906	$ 4,898	$ 9,651	$ 9,812
Interest expense	756	999	1,498	2,035
Net interest income	4,150	3,899	8,153	7,777
Provision for loan losses	183	153	345	295
Noninterest income	833	1,031	2,272	1,961
Noninterest expense	3,706	3,632	7,927	7,207
Income before provision for income taxes	1,094	1,145	2,153	2,236
Provision for income taxes	216	206	433	439
Net income	878	939	1,720	1,797
Accumulated preferred stock dividends	25	125	50	250
Net income available to common stockholders	$ 853	$ 814	$ 1,670	$ 1,547

Basic earnings per common share	$0.48	$0.46	$0.94	$0.88
Diluted earnings per common share	$0.48	$0.46	$0.94	$0.87
Dividends per common share	$0.22	$0.20	$0.44	$0.40

Return on average assets (1)	0.62%	0.71%	0.63%	0.70%
Return on average equity (1)	7.52%	7.27%	7.45%	7.00%
Return on average common equity (1)	8.18%	7.81%	8.11%	7.46%
Yield on average interest-earning assets	3.80%	4.08%	3.93%	4.22%
Cost of average interest-bearing liabilities	0.75%	1.09%	0.78%	1.15%
Cost of funds	0.58%	0.85%	0.61%	0.89%
Net interest margin	3.24%	3.28%	3.35%	3.37%
Efficiency ratio	70.62%	70.84%	77.12%	71.17%
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(1) Returns are annualized for the three and six month periods ended June 30, 2014 and 2013.

CONSOLIDATED BALANCE SHEET DATA:		As of	As of
		6/30/2014	12/31/2013

Total assets		$ 583,702	$ 525,842
Cash and equivalents		37,494	16,658
Securities		146,527	117,304
Loans, net		360,469	352,430
Deposits		514,403	432,006
Borrowed funds		17,150	44,150
Common stockholders' equity		42,457	40,072
Stockholders' equity		47,457	45,072

Book value per common share		$23.99	$22.66
Tangible book value per common share		$21.43	$20.04

Net loans to deposits		70.08%	81.58%
Allowance for loan losses to total loans		1.38%	1.36%
Nonperforming assets to total assets		1.32%	1.01%
Earning assets to total assets		94.10%	94.16%
Stockholders' equity to total assets		8.13%	8.57%
Shares of common stock outstanding		1,770,158	1,768,658

CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (844) 800-2193
         Email: investor.relations@farmersnb.com